Exhibit 10.4

PERFORMANCE-BASED

RESTRICTED STOCK UNIT AWARD AGREEMENT

Non-transferable Grant to

(“Grantee”)

by Citi Trends, Inc. (the “Company”) of

______ restricted stock units (the “Units”) representing the right to earn, on a one-for-one basis, shares of the Company’s common stock (“Shares”) , as provided herein, pursuant to and subject to the provisions of the Citi Trends 2012 Incentive Plan (the “Plan”), and to the terms and conditions set forth on the following page of this Agreement (the “Agreement”).

The target number of Shares subject to this award is _____ (the “Target Award”).  Depending on the Company’s level of attainment of achievement Adjusted EBIT (as defined in Section 14 of the terms and conditions of this Agreement) for the fiscal year ended February 4, 2023 (“fiscal 2022”) as set forth on Exhibit A, and subject to Grantee’s remaining in Continuous Service with the Company through such date, Grantee may earn and vest in between 0% and 200% of the Target Award, subject to the terms and conditions of this Agreement.

By accepting the Units, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the Plan.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Agreement to be duly executed.

Grant Date of Award: March 10, 2020

CITI TRENDS, INC.

By:
David Makuen, Chief Executive Officer

TERMS AND CONDITIONS

1.  Grant of Units.  The Company hereby grants to Grantee, subject to the restrictions and the terms and conditions set forth in the Plan and in this Agreement, the number of Units indicated on page 1 hereof which represent the right to receive shares of the Company’s Stock.

2.  Vesting of Units.  The Units have been credited to a bookkeeping account on behalf of Grantee.  The Units will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)  as to the number of Units earned based on the Company’s level of attainment of achievement Adjusted EBIT fiscal 2022 as set forth on Exhibit A, on the date of the Company’s earnings release for fiscal 2022, subject to either (i) Grantee’s Continuous Service with the Company through such date, or (ii) termination of Grantee’s Continuous Service prior to such date by reason of Grantee’s death or Disability;

(b)  as to the number of Units equal to the Target Award, on the occurrence of a Change in Control, unless the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, and subject to Grantee’s Continuous Service on the date of the Change in Control; or

(c)  as to the number of Units equal to the Target Award, if the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, on the termination of Grantee’s employment by the Company without Cause (or Grantee’s resignation for Good Reason as provided in any employment, severance or similar agreement between Grantee and the Company or an Affiliate) within twelve (12) months after the effective date of the Change in Control.

Any Units that fail to vest in accordance with the terms of this Agreement will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

3. Termination of Continuous Service.  If Grantee’s employment is terminated for any reason other than death or Disability prior to the Vesting Date, then all of the Units will be forfeited and reconveyed to the Company on the date of termination without further consideration or any act or action by Grantee.

4.  Conversion to Stock.  Unless the Units are forfeited prior to the Vesting Date as provided in section 3 above, the Units will be converted on the Vesting Date to actual shares of Stock, and such Shares will be registered on the books of the Company in the name of Grantee (or in street name to Grantee’s brokerage account) as of the Vesting Date in uncertificated (book-entry) form unless Grantee requests a stock certificate or certificates for the Shares.

5. Dividend Rights.  Grantee shall accrue cash and non-cash dividends, if any, paid with respect to the Stock, but the payment of such dividends shall be deferred and held (without interest) by the Company for the account of Grantee until the expiration of the restrictions set forth in this award agreement.  Such dividends shall be subject to the same vesting restrictions as the Stock to which they relate.  Accrued dividends deferred and held pursuant to the foregoing provision shall be paid by the Company to the Grantee promptly upon the expiration of the restrictions set forth in this award agreement (and in any event within 30 days of the date of such expiration).

6.  Restrictions on Transfer.  No right or interest of Grantee in the Units may be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an Affiliate, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company or an Affiliate.  Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution.

7.  Limitation of Rights.  The Units do not confer to Grantee or Grantee’s beneficiary any rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Units.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company.

8.  Payment of Taxes.  Grantee will, no later than the date as of which the Units first become includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount.  To the extent not prohibited by applicable laws or regulations, Grantee may elect that any such withholding requirement be satisfied, in whole or in part, by having the Company withhold from the Units upon settlement a number of shares of Stock having a Fair Market Value on the date of withholding, equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from the award or any payment of any kind otherwise due to Grantee.

Unless otherwise determined by the Committee, the withholding requirement shall be satisfied by withholding Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements.

9.  Amendment.  The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination.

10.  Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

11.  Successors.  This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

12.  Severability.  If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Citi Trends, Inc., 104 Coleman Blvd. Savannah, GA 31408, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

14. Definition of Adjusted EBIT.  For purposes of this Agreement, “Adjusted EBIT” means EBIT as adjusted for certain other unusual or non-recurring items (including, but not limited to, unplanned and significant costs related to litigation, claim judgements, settlements or proxy contests). Such adjustments for unusual or non-recurring items must have also been approved as adjustments by the Committee for the calculation of bonuses under management’s annual cash incentive program for the fiscal year under which Adjusted EBIT is being calculated for this Agreement.

EXHIBIT A

Performance Matrix for Determining Number of Earned Units

Adjusted EBIT for Fiscal 2022	Percentage of Target Award Earned (1)
Less than $29,757,000	0%
$29,757,000	50%
32,700,000	100%
$44,472,000	200%

(1)Payouts between performance levels will be determined based on straight line interpolation.